Exhibit 99.1

FOR IMMEDIATE RELEASE
October 22, 2015
Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720
Media: Maureen Brown (maureen.brown@huntington.com), 614.480.5512
HUNTINGTON BANCSHARES INCORPORATED REPORTS 2015 THIRD QUARTER EARNINGS
INCLUDING 5% REVENUE GROWTH AND ANNOUNCES 17% INCREASE IN QUARTERLY CASH DIVIDEND
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported net income for the 2015 third quarter of $152.6 million, or a $2.4 million decrease from the year-ago quarter. Earnings per common share for the 2015 third quarter were $0.18, unchanged from the year-ago quarter. Return on average assets was 0.87%, while return on average tangible common equity was 10.7%. Total revenue increased 5% over the year-ago quarter.
“Our fundamentals remain solid as a result of our strategic investments, innovative products, and improved sales management and productivity,” said Steve Steinour, chairman, president and CEO. “The quarter was in line with our expectations. We remained disciplined in lending, and we continued to experience strong average core deposit growth in the quarter. Our focus on growing noninterest bearing checking accounts from both consumers and businesses and cross-selling other products is working."
“We drove year-over-year revenue growth through ongoing focus on our net interest margin and notable loan growth primarily within equipment finance and auto finance. We have also carefully managed expenses within the current revenue environment, while materially investing in the business,” Steinour said.
The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.07 per common share, a 17% increase over the prior quarter. The dividend is payable January 4, 2016, to shareholders of record on December 21, 2015. During the 2015 third quarter, the company repurchased 6.8 million common shares at an average price of $10.66 per share.
Specific 2015 Third Quarter highlights compared with 2014 Third Quarter:

•
$35.6 million, or 5%, increase in fully-taxable equivalent revenue, comprised of a $29.8 million, or 6%, increase in fully-taxable equivalent net interest income and a $5.8 million, or 2%, increase in noninterest income

•	Net interest margin of 3.16%, a decrease of 4 basis points

•	$46.2 million, or 10%, increase in noninterest expense, including a $38.2 million increase to litigation reserves

•
$2.9 billion, or 6%, increase in average loans and leases, primarily driven by a $1.2 billion, or 7%, increase in commercial and industrial loans and a $0.9 billion, or 11%, increase in automobile loans

•	$1.6 billion, or 13%, increase in average securities, including a net increase of $0.6 billion of direct purchase municipal instruments originated by our Commercial segment

•
$5.4 billion, or 11%, increase in average total deposits and a $4.8 billion, or 10%, increase in average core deposits, driven by a $2.9 billion, or 21%, increase in noninterest bearing deposits and a $1.6 billion, or 9%, increase in money market deposits

•	Net charge-offs declined to 0.13% of average loans and leases, down from 0.26%

•	$0.35, or 5%, increase in tangible book value per common share (TBVPS) to $6.88; end of period dividend yield of 2.3%

Table 1 – Earnings Performance Summary

	2015	2015	2015	2014	2014
($ in millions, except per share data)	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Net Income	$152.6	$196.2	$165.9	$163.6	$155.0
Diluted earnings per common share	0.18	0.23	0.19	0.19	0.18

Return on average assets	0.87%	1.16%	1.02%	1.00%	0.97%
Return on average common equity	9.3	12.3	10.6	10.3	9.9
Return on average tangible common equity	10.7	14.4	12.2	11.9	11.4
Net interest margin	3.16	3.20	3.15	3.18	3.20
Efficiency ratio	69.1	61.7	63.5	66.2	65.3

Tangible book value per common share	$6.88	$6.71	$6.62	$6.62	$6.53
Cash dividends declared per common share	0.06	0.06	0.06	0.06	0.05
Average diluted shares outstanding (000’s)	814,326	820,238	823,809	825,338	829,623

Average earning assets	$63,323	$62,569	$61,193	$60,010	$58,707
Average loans and leases (1)	49,046	47,899	47,780	47,092	46,113
Average core deposits	50,891	49,192	48,777	47,638	46,119

Tangible common equity / tangible assets ratio	7.89%	7.91%	7.95%	8.17%	8.35%
Common equity Tier 1 risk-based capital ratio	9.72	9.65	9.51	N/A	N/A
Tier 1 common risk-based capital ratio	N/A	N/A	N/A	10.23	10.31

NCOs as a % of average loans and leases	0.13%	0.21%	0.20%	0.20%	0.26%
NAL ratio	0.72	0.75	0.76	0.63	0.70
ACL as a % of total loans and leases	1.32	1.34	1.38	1.40	1.47
N/A denotes quarters in which the calculation did not apply

(1)	Excludes loans held for sale; $1 billion of automobile loans were moved to held for sale at end of 2015 first quarter.
Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). There were two Significant Items in the 2015 third quarter: (a) a $38.2 million addition to litigation reserves, and (b) $4.8 million of net expense related to the acquisition of Macquarie Equipment Finance, subsequently rebranded Huntington Technology Finance (“HTF”), and the pending transition of the Huntington Funds and sale of Huntington Asset Advisors, which is expected to be completed during the 2015 fourth quarter. As previously disclosed, the 2015 second quarter and 2015 first quarter included $1.5 million and $3.4 million, respectively, of merger-related expense that was not originally reported as a Significant Item for the respective quarters, but merger-related expense will be a Significant Item for the 2015 full year. As such, these amounts are now included in the Significant Items.

Table 2 – Significant Items Influencing Earnings

Three Months Ended		Pre-Tax Impact	After-Tax Impact
(in millions, except per share)		Amount	Amount (1)	EPS (2)
September 30, 2015 – net income			$152.6	$0.18
•	Addition to litigation reserves	$(38.2)	(24.8)	(0.03)
•	Merger and acquisition-related net expenses	(4.8)	(3.1)	—
June 30, 2015 – net income			$196.2	$0.23
•	Merger and acquisition-related net expenses	$(1.5)	(1.0)	—
March 31, 2015 – net income			$165.9	$0.19
•	Merger and acquisition-related net expenses	$(3.4)	(2.2)	—
December 31, 2014 – net income			$163.6	$0.19
•	Addition to litigation reserves	$(11.9)	(7.7)	(0.01)
•	Franchise repositioning-related expense	(8.6)	(5.6)	(0.01)
September 30, 2014 – net income			$155.0	$0.18
•	Franchise repositioning-related expense	$(19.3)	(12.5)	(0.02)
•	Merger and acquisition-related net expenses	(3.5)	(2.3)	—

(1)	Favorable (unfavorable) impact on net income; 35% operating tax rate

(2)	EPS reflected on a fully diluted basis
Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Net Interest Margin Performance Summary – Disciplined Loan and Deposit Pricing Minimizes NIM Compression

	2015			2014
($ in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Change (%)
						LQ	YOY
Net interest income	$495.5	$490.7	$467.7	$473.3	$466.3	1%	6%
FTE adjustment	8.2	8.0	7.6	7.5	7.5	3	9
Net interest income - FTE	503.6	498.6	475.2	480.8	473.8	1	6
Noninterest income	253.1	281.8	231.6	233.3	247.3	(10)	2
Total revenue - FTE	$756.7	$780.4	$706.9	$714.1	$721.2	(3)%	5%

						Change bp
Yield / Cost						LQ	YOY
Total earning assets	3.42%	3.45%	3.38%	3.41%	3.44%	(3)	(2)
Total loans and leases	3.65	3.65	3.56	3.60	3.66	—	(1)
Total securities	2.59	2.65	2.57	2.65	2.54	(6)	5
Total interest-bearing liabilities	0.39	0.36	0.32	0.32	0.33	3	6
Total interest-bearing deposits	0.22	0.22	0.22	0.23	0.23	—	(1)

Net interest rate spread	3.03	3.09	3.06	3.09	3.11	(6)	(8)
Impact of noninterest-bearing funds on margin	0.13	0.11	0.09	0.09	0.09	2	4
Net interest margin	3.16%	3.20%	3.15%	3.18%	3.20%	(4)	(4)
See Pages 8-10 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2015 third quarter increased $29.8 million, or 6%, from the 2014 third quarter. This reflected the benefit from the $4.6 billion, or 8%, increase in average earning assets partially offset by a 4 basis point reduction in the FTE net interest margin (NIM) to 3.16%. Average earning asset growth included a $2.9 billion, or 6%, increase in average loans and leases and a $1.6 billion, or 13%, increase in average securities. The NIM contraction reflected a 2 basis point decrease related to the mix and yield of earning assets and 6 basis point increase in funding costs, partially offset by the 4 basis point increase in the benefit from noninterest-bearing funds.
Compared to the 2015 second quarter, FTE net interest income increased $5.0 million, or 1%. Average earning assets increased $0.8 billion, or 1%, sequentially, while the NIM decreased 4 basis points. The decrease in the NIM reflected a 3 basis point decrease in earning asset yields due to continued pricing pressure across several asset classes and a 3 basis point increase in the cost of interest-bearing liabilities, partially offset by a 2 basis point increase in the benefit from noninterest bearing funds.
Table 4 – Average Earning Assets – Automobile and C&I Continue to Provide Primary Sources of Loan Growth

	2015			2014
(in billions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Change (%)
						LQ	YOY
Commercial and industrial	$19.8	$19.8	$19.1	$18.9	$18.6	—%	7%
Commercial real estate	5.3	5.2	5.2	5.1	5.0	2	7
Total commercial	25.1	25.0	24.3	24.0	23.5	—	7
Automobile	8.9	8.1	8.8	8.5	8.0	10	11
Home equity	8.5	8.5	8.5	8.5	8.4	—	1
Residential mortgage	6.0	5.9	5.8	5.8	5.7	3	5
Other consumer	0.5	0.5	0.4	0.4	0.4	10	24
Total consumer	23.9	22.9	23.5	23.1	22.6	5	6
Total loans and leases	49.0	47.9	47.8	47.1	46.1	2	6
Total securities	13.7	13.3	12.9	12.5	12.2	3	13
Held-for-sale and other earning assets	0.6	1.4	0.5	0.5	0.4	(57)	50
Total earning assets	$63.3	$62.6	$61.2	$60.0	$58.7	1%	8%
See Page 8 of Quarterly Financial Supplement for additional detail.
Average earning assets for the 2015 third quarter increased $4.6 billion, or 8%, from the year-ago quarter, driven by:

•
$1.6 billion, or 13%, increase in average securities, primarily reflecting the reinvestment of cash flows and additional investment in Liquidity Coverage Ratio (LCR) Level 1 qualifying securities. The 2015 third quarter average balance also included $1.8 billion of direct purchase municipal instruments originated by our Commercial segment, up from $1.2 billion in the year-ago quarter.

•
$1.2 billion, or 7%, increase in average Commercial and Industrial (C&I) loans and leases, primarily reflecting the $0.8 billion of equipment finance leases acquired in the HTF transaction at the end of the 2015 first quarter, as well as growth in corporate banking and automobile dealer floorplan lending.

•	$0.9 billion, or 11%, increase in average Automobile loans. The 2015 third quarter represented the seventh consecutive quarter of greater than $1.0 billion in originations.

•	$0.3 billion, or 7%, increase in average Commercial Real Estate loans, primarily Construction loans.
Compared to the 2015 second quarter, average earning assets increased $0.8 billion, or 1%. This increase reflected a $0.8 billion increase in automobile loans and a $0.4 billion increase in average securities, partially offset by a $0.8 billion decrease in loans held-for-sale. The decrease in loans held-for-sale was impacted by the securitization and sale of $750 million of automobile loans in the last month of the 2015 second quarter.

Table 5 – Average Liabilities –Robust Growth in Noninterest Bearing and Money Market Deposits Continues

	2015			2014
	Third	Second	First	Fourth	Third	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Demand deposits - noninterest bearing	$17.0	$15.9	$15.3	$15.2	$14.1	7%	21%
Demand deposits - interest bearing	6.6	$6.6	$6.2	$5.9	$5.9	—	12
Total demand deposits	23.6	22.5	21.5	21.1	20.0	5	18
Money market deposits	19.5	18.8	19.4	18.4	17.9	4	9
Savings and other domestic deposits	5.2	5.3	5.2	5.1	5.0	(1)	4
Core certificates of deposit	2.5	2.6	2.8	3.1	3.2	(4)	(20)
Total core deposits	50.8	49.2	48.9	47.7	46.1	3	10
Other domestic deposits of $250,000 or more	0.2	0.2	0.2	0.2	0.2	18	(3)
Brokered deposits and negotiable CDs	2.8	2.7	2.6	2.4	2.3	3	23
Other deposits	0.5	0.6	0.6	0.5	0.4	(12)	32
Total deposits	54.3	52.7	52.3	50.8	49.0	3	11
Short- and long-term borrowings	6.9	7.3	6.3	6.6	7.2	(5)	(4)
Total Interest-bearing liabilities	$44.2	$44.1	$43.3	$42.2	$42.1	1%	5%
See Page 8 of Quarterly Financial Supplement for additional detail.
Average total deposits for the 2015 third quarter increased $5.4 billion, or 11%, from the year-ago quarter, including a $4.8 billion, or 10%, increase in average total core deposits. The growth in average total core deposits more than fully funded the year-over-year increase in average earning assets. The increase in average total deposits included $0.7 billion of deposits acquired in the Bank of America branch acquisition late in the 2014 third quarter. Average total interest-bearing liabilities increased $2.2 billion, or 5%, from the year-ago quarter. Year-over-year changes in total liabilities reflected:

•	$3.6 billion, or 18%, increase in demand deposits, reflecting a $2.7 billion, or 22%, increase in commercial demand deposits and a $0.9 billion, or 12%, increase in consumer demand deposits.

•	$1.6 billion, or 9%, increase in money market deposits, reflecting continued banker focus across all segments on obtaining our customers’ full deposit relationship.

•	$0.5 billion, or 23%, increase in brokered deposits and negotiable CDs, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds.
Partially offset by:

•	$0.6 billion, or 20%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to low- and no-cost demand deposits and money market deposits.

•
$0.3 billion, or 4%, decrease in short- and long-term borrowings, reflecting a $2.7 billion, or 76%, reduction in short-term borrowings and FHLB Advances partially offset by a $2.5 billion, or 69%, increase in long-term debt. The increase in long-term debt reflected the issuance of $1.0 billion, $0.8 billion, and $0.5 billion of bank-level senior debt during the 2015 first quarter, 2015 second quarter, and 2015 third quarter, respectively, as well as $0.5 billion of debt assumed in the HTF acquisition at the end of the 2015 first quarter.

Compared to the 2015 second quarter, average noninterest bearing deposits increased $1.1 billion, or 7%, and average total interest-bearing liabilities increased $0.2 billion, or 1%, reflecting a $1.3 billion, or 61%, decrease in short-term borrowings partially offset by a $0.9 billion, or 18%, increase in long-term debt related to the 2015 second quarter and 2015 third quarter bank-level senior debt issuances.

Noninterest Income
Table 6 – Noninterest Income – Service Charges on Deposit Accounts and Electronic Banking Drive Growth

	2015			2014
	Third	Second	First	Fourth	Third	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Service charges on deposit accounts	$75.2	$70.1	$62.2	$67.4	$69.1	7%	9%
Trust services	25.0	26.6	29.0	28.8	28.0	(6)	(11)
Electronic banking	30.8	30.3	27.4	28.0	27.3	2	13
Mortgage banking income	19.0	38.5	23.0	14.0	25.1	(51)	(24)
Brokerage income	15.1	15.2	15.5	16.1	17.2	(1)	(12)
Insurance income	16.2	17.6	15.9	16.3	16.7	(8)	(3)
Bank owned life insurance income	12.7	13.2	13.0	15.0	14.9	(4)	(15)
Capital markets fees	12.7	13.2	13.9	13.8	10.2	(3)	24
Gain on sale of loans	5.9	12.5	4.6	5.4	8.2	(53)	(28)
Securities (losses) gains	0.2	0.1	—	(0.1)	0.2	129	(5)
Other income	40.4	44.6	27.1	28.7	30.4	(9)	33
Total noninterest income	$253.2	$281.9	$231.6	$233.4	$247.3	(10)%	2%
See Pages 11-12 of Quarterly Financial Supplement for additional detail.
Noninterest income for the 2015 third quarter increased $5.8 million, or 2%, from the year-ago quarter. The year-over-year increase primarily reflected:

•	$10.0 million, or 33%, increase in other income, primarily reflecting equipment operating lease income related to HTF.

•
$6.0 million, or 9%, increase in service charges on deposit accounts, reflecting the benefit of continued new customer acquisition including a 3.1% increase in commercial checking relationships and a 3.8% increase in consumer checking households.

•	$3.6 million, or 13%, increase in electronic banking, due to higher card related income and underlying customer growth.
Partially offset by:

•
$6.1 million, or 24%, decrease in mortgage banking income, reflecting a $9.2 million decrease from MSR hedging-related activities partially offset by a $4.5 million increase in origination and secondary marketing revenues.

•
$3.1 million, or 11%, decrease in trust services, primarily related to our fiduciary trust businesses moving to a more open architecture platform and a decline in assets under management in proprietary mutual funds. While not affecting results, during the 2015 third quarter, the company entered into agreements to transition the remaining Huntington Funds and to sell Huntington Asset Advisors in transactions expected to close in the 2015 fourth quarter.

Compared to the 2015 second quarter, total noninterest income decreased $28.7 million, or 10%. Mortgage banking income decreased $19.6 million, or 51%, primarily driven by a $14.4 million decrease in net MSR hedging-related activities and a $6.3 million, or 24%, decrease in origination and secondary marketing income. Gain on sale of loans decreased $6.6 million, or 53%, primarily reflecting a $5.3 million automobile loan securitization gain during the 2015 second quarter. Service charges on deposit accounts increased $5.0 million, or 7%, as the quarter benefited from continued growth in consumer households and business relationships.

Noninterest Expense (see Basis of Presentation)
Table 7 – Noninterest Expense from Continuing Operations (GAAP) – Legacy Litigation and Acquisitions Drive Increase in Noninterest Expense

	2015			2014
	Third	Second	First	Fourth	Third	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$286.3	$282.1	$264.9	$263.3	$275.4	1%	4%
Outside data processing and other services	58.5	58.5	50.5	53.7	53.1	—	10
Net occupancy	29.1	28.9	31.0	31.6	34.4	1	(16)
Equipment	31.3	31.7	30.2	32.0	30.2	(1)	4
Professional services	12.0	12.6	12.7	15.7	13.8	(5)	(13)
Marketing	12.2	15.0	13.0	12.5	12.6	(19)	(3)
Deposit and other insurance expense	11.6	11.8	10.2	13.1	11.6	(2)	(1)
Amortization of intangibles	3.9	10.0	10.2	10.7	9.8	(61)	(60)
Other expense	81.7	41.2	36.1	50.9	39.5	98	107
Total noninterest expense	$526.6	$491.8	$458.8	$483.5	$480.4	7%	10%
(in thousands)
Number of employees (Average full-time equivalent)	12.4	12.3	11.9	11.9	11.9	1%	4%
Table 8 - Impacts of Significant Items

	2015			2014
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$2.8	$0.3	$—	$2.2	$15.3
Outside data processing and other services	1.6	0.8	0.1	0.3	0.3
Net occupancy	—	—	—	4.2	5.2
Equipment	—	—	—	2.0	0.1
Professional services	0.3	0.4	3.3	—	—
Marketing	—	—	—	—	0.8
Other expense	38.4	—	—	11.6	1.1
Total noninterest expense	$43.1	$1.5	$3.4	$20.3	$22.8
Table 9 - Adjusted Noninterest Expense (Non-GAAP)

	2015			2014
	Third	Second	First	Fourth	Third	Change (%)
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$283.5	$281.8	$264.9	$261.1	$260.1	1%	9%
Outside data processing and other services	57.0	57.8	50.5	53.4	52.8	(1)	8
Net occupancy	29.1	28.9	31.0	27.4	29.2	1	—
Equipment	31.3	31.7	30.2	30.0	30.1	(1)	4
Professional services	11.7	12.2	9.4	15.7	13.8	(4)	(15)
Marketing	12.2	15.0	13.0	12.5	11.8	(19)	3
Deposit and other insurance expense	11.6	11.8	10.2	13.1	11.6	(2)	—
Amortization of intangibles	3.9	10.0	10.2	10.7	9.8	(61)	(60)
Other expense	43.4	41.2	36.1	39.2	38.4	5	13
Total noninterest expense	$483.7	$490.4	$455.5	$463.1	$457.6	(1)%	6%
See Page 11 of Quarterly Financial Supplement for additional detail.

Reported noninterest expense for the 2015 third quarter increased $46.2 million, or 10%, from the year-ago quarter. Changes in reported noninterest expense primarily reflect:

•	$42.3 million, or 107%, increase in other expense, primarily reflecting the $38.2 million increase to litigation reserves as well as $5.5 million related to HTF operating lease expense.

•
$10.9 million, or 4%, increase in personnel costs, reflecting a $24.2 million increase in salaries related to both the May implementation of annual merit increases and a 4% increase in the number of average full-time equivalent employees, partially offset by the $12.5 million change in Significant Items.

•	$5.5 million, or 10%, increase in outside data processing and other services expense, primarily related to technology investments.
Partially offset by:

•	$5.9 million, or 60%, decrease in amortization of intangibles reflecting the full amortization of the core deposit intangible from the Sky Financial acquisition.

•	$5.3 million, or 16%, decrease in net occupancy costs, reflecting the Significant Item in the year-ago quarter related to franchise repositioning actions.
Reported noninterest expense increased $34.7 million, or 7%, from the 2015 second quarter. Other expense increased $40.5 million, or 98%, from the prior quarter, primarily reflecting the $38.2 million addition to litigation reserves. Personnel costs increased $4.1 million, or 1%, as a result of a $7.4 million increase in salaries, including $2.5 million of merger and acquisition-related Significant Items, partially offset by a $3.2 million decrease in benefits expense. Amortization of intangibles decreased $6.0 million, or 61%, reflecting the full amortization of the core deposit intangible from the Sky Financial acquisition. Marketing expense decreased $2.8 million, or 19%, due to the timing of marketing campaigns.
Credit Quality
Table 10 – Credit Quality Metrics – NPAs Ease Sequentially, while NCOs Remain Below the Long-Term Goal

	2015			2014
($ in thousands)	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30
Total nonaccrual loans and leases	$356,323	$364,271	$364,336	$300,199	$325,765
Total other real estate, net	24,910	29,232	33,951	35,039	36,270
Other NPAs (1)	—	2,440	2,440	2,440	2,440
Total nonperforming assets	381,233	395,943	400,727	337,678	364,475
Accruing loans and leases past due 90 days or more	105,608	106,878	112,935	130,481	142,126
NPAs + accruing loans and lease past due 90 days or more	$486,841	$502,821	$513,662	$468,159	$506,601
NAL ratio (2)	0.72%	0.75%	0.76%	0.63%	0.70%
NPA ratio (3) (4)	0.77	0.81	0.84	0.71	0.78
(NPAs+90 days)/(Loans+OREO)	0.98	1.03	1.08	0.98	1.08
Provision for credit losses	$22,476	$20,419	$20,591	$2,494	$24,480
Net charge-offs	16,163	25,375	24,432	22,975	30,023
Net charge-offs / Average total loans	0.13%	0.21%	0.20%	0.20%	0.26%
Allowance for loans and lease losses	$591,938	$599,542	$605,126	$605,196	$631,036
Allowance for unfunded loan commitments and letters of credit	64,223	55,371	54,742	60,806	55,449
Allowance for credit losses (ACL)	$656,161	$654,913	$659,868	$666,002	$686,485
ACL as a % of:
Total loans and leases	1.32%	1.34%	1.38%	1.40%	1.47%
NALs	184	180	181	222	211
NPAs	172	165	165	197	188

(1)	Other nonperforming assets includes certain impaired investment securities.

(2)	Total NALs as a % of total loans and leases.

(3)	Total NPAs as a % of sum of loans and leases and net other real estate.

(4)	Excludes approximately $8.9 million of nonaccruing troubled debt restructured home equity loans transferred to held-for-sale.
See Pages 13-16 of Quarterly Financial Supplement for additional detail.
Overall asset quality remains strong, with modest volatility based on the absolute low level of problem credits. Nonaccrual loans and leases (NALs) increased $30.6 million, or 9%, from the year-ago quarter to $356.5 million, or 0.72% of total loans and leases. The increase was primarily centered in the Commercial portfolio and was associated with a small number of loan relationships. Nonperforming assets (NPAs) increased $16.8 million, or 5%, from the year-ago quarter to $381.2 million, or 0.77% of total loans and leases and net OREO. NALs decreased $7.9 million, or 2%, from the prior quarter, while NPAs decreased $14.7 million, or 4%, from the prior quarter.
The provision for credit losses decreased $2.0 million, or 8%, year-over-year to $22.5 million in the 2015 third quarter. Net charge-offs (NCOs) decreased $13.9 million, or 46%, to $16.2 million. NCOs represented an annualized 0.13% of average loans and leases in the current quarter, down from 0.21% in the prior quarter and 0.26% in the year-ago quarter. The quarter's results were positively impacted by several recoveries in the C&I and CRE portfolios as a result of successful workout strategies. We continue to be pleased with the net charge-off performance across the entire portfolio, as consumer charge-offs remain within our expected range. Overall consumer credit metrics continue to show an improving trend, while the commercial portfolios continue to experience some quarter-to-quarter volatility based on the absolute low level of problem loans.
The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.32% from 1.47% a year ago, while the ACL as a percentage of period-end total NALs decreased to 184% from 211%. Management believes the level of the ACL is appropriate given the improvement in the credit quality metrics and the current composition of the overall loan and lease portfolio.
Capital
Table 11 – Capital Ratios – Capital Levels Support Continued Balance Sheet Growth and Capital Return to Shareholders

		2015			2014
(in millions)		Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
Tangible common equity / tangible assets ratio		7.89%	7.91%	7.95%	8.17%	8.35%
Common equity tier 1 risk-based capital ratio (1)	Basel III	9.72%	9.65%	9.51%	N/A	N/A
Tier 1 common risk-based capital ratio	Basel I	N/A	N/A	N/A	10.23%	10.31%
Regulatory Tier 1 risk-based capital ratio (1)	Basel III	10.49%	10.41%	10.22%	N/A	N/A
	Basel I	N/A	N/A	N/A	11.50%	11.61%
Regulatory Total risk-based capital ratio (1)	Basel III	12.70%	12.62%	12.48%	N/A	N/A
	Basel I	N/A	N/A	N/A	13.56%	13.72%
Total risk-weighted assets (1)	Basel III	$57,839	$57,850	$57,840	N/A	N/A
	Basel I	N/A	N/A	N/A	$54,479	$53,239
N/A denotes quarters in which the calculation did not apply

(1)	September 30, 2015 figures are estimated and are presented on a Basel III basis, including the standardized approach for calculating risk-weighted assets.
See Pages 17-18 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.89% at September 30, 2015, down 46 basis points from a year ago. On a Basel III basis, Common Equity Tier 1 (CET1) risk-based capital ratio was 9.72% at September 30, 2015, and the regulatory Tier 1 risk-based capital ratio was 10.49%. On a Basel I basis, the Tier 1 common risk-based capital ratio was 10.31% at September 30, 2014, and the regulatory Tier 1 risk-based capital ratio was 11.61%. All capital ratios were impacted by the repurchase of 24.2 million common shares over the last four quarters.
During the 2015 third quarter, the company repurchased 6.8 million common shares at an average price of $10.66 per share under the $366 million repurchase authorization included in the 2015 CCAR capital plan.

Income Taxes
The provision for income taxes in the 2015 third quarter was $47.0 million and $53.9 million in the 2014 third quarter. The effective tax rates for the 2015 third quarter and 2014 third quarter were 23.5% and 25.8%, respectively. At September 30, 2015, we had a net federal deferred tax asset of $20.4 million and a net state deferred tax asset of $41.1 million.
Expectations – 2015
“We remain committed to delivering positive operating leverage for the full year,” Steinour said. “We anticipate that modest performance improvement within the fourth quarter will contribute to positive operating leverage. We will remain highly disciplined with expense management to achieve our goal.”
The commitment to positive operating leverage for full-year 2015, excluding Significant Items and net MSR activity, is both inclusive and exclusive of the impact of Huntington Technology Finance. We continue to expect noninterest expense growth of 2% to 4% for the year, excluding Significant Items and the recurring expense related to Huntington Technology Finance. We expect 2015 fourth quarter noninterest expense, excluding Significant Items, will remain consistent with the 2015 second and third quarters' adjusted noninterest expense levels.
Overall, asset quality metrics are expected to remain near current levels across the portfolio. Moderate quarterly volatility is expected given the absolute low level of problem assets and credit costs. We anticipate NCOs will remain within or below our long-term normalized range of 35 to 55 basis points.
The effective tax rate for the remainder of 2015 is expected to be in the range of 24% to 27%.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on October 22, 2015, at 10:00 a.m. (Eastern Daylight Saving Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (844) 318-8148; Conference ID# 11113311. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through October 30, 2015 at (855) 859-2056 or (404) 537-3406; conference ID# 11113311.
Please see the 2015 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington’s website, www.huntington.com.
Forward-looking Statement
This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation or adverse legal developments in the proceedings; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2014 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this fourth quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.
Significant Items
From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2014 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.
Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
Rounding
Please note that columns of data in this document may not add due to rounding.
About Huntington
Huntington Bancshares Incorporated is a $70 billion asset regional bank holding company headquartered in Columbus, Ohio, with a network of more than 750 branches and more than 1,500 ATMs across six Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.
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